Exhibit 21.1
infoGROUP INC. AND SUBSIDIARIES
(Including Jurisdiction of Establishment)

Appwest Communications, Inc.	Ontario, Canada
BJ Hunter Information, Inc.	New Brunswick, Canada
City Directories, Inc.	Delaware
Direct Media, Inc.	Delaware
Direct Media, LLC	Delaware
Direct Media Holdings, Inc.	Delaware
Direct Media Millard, Inc.	New Hampshire
Donnelley Marketing, Inc.	Delaware
Edith Roman Holdings, Inc.	Delaware
Express Copy, Inc.	Delaware
Guideline Chicago, Inc.	Illinois
Guideline, Inc.	New York
Hill-Donnelly Corporation	Delaware
infoCanada Corp.	Nova Scotia, Canada
infoGroup Inc.	Delaware
infoUK.com, Ltd.	United Kingdom
infoUSA Inc.	Delaware
infoUSA Marketing, Inc.	Delaware
infoSingapore Research & Data Pte. Ltd	Singapore
NWC Travel and Tourism Ltd.	Australia
Online Access Solutions, Inc.	Ontario, Canada
OneSource Information Services, Inc.	Delaware
OneSource Information Services Ltd.	United Kingdom
OneSource India Private Limited	India
Opinion Research Corporation	Delaware
Opinion Research Sdn. Bhd.	Malaysia
ORC AUS Pty Ltd	Australia
ORC International Holdings, Ltd.	Cayman Islands
O.R.C. International, Ltd.	United Kingdom
ORC European Information Centre Ltd.	United Kingdom
ORC Holdings, Ltd.	United Kingdom
Papillion Building LLC	Nebraska
Ralston Building LLC	Nebraska
SalesGenie.com, Inc.	Delaware
Signia Partners, Incorporated	Washington D.C.
System Access Solutions Ltd.	Ontario, Canada
Walter Karl, Inc.	New York
Yesmail, Inc.	Delaware